Exhibit 4.3

February 1, 1985

Amended March 17, 2017

SCHNEIDER NATIONAL, INC.

EMPLOYEE STOCK PURCHASE PLAN

1. Purpose. This Employee Stock Purchase Plan (the “Plan”) is a vehicle by which the Board of Directors of Schneider National, Inc. or of its subsidiary corporations (hereinafter referred to as “SNI” or the “Company”) may offer, to its employees, the opportunity to participate in the equity of SNI. It is intended as an incentive to encourage key employees of SNI to make an intense commitment to the achievement of long term financial and growth objectives of the Company.

This Plan document, as approved by the SNI Board of Directors, is designed to set forth those terms, conditions, and operating provisions pertaining to the purchase of shares pursuant to this Plan and the ownership and sale of such shares. Employees purchasing shares pursuant to this Plan shall be subject to all the terms and provisions hereof in addition to the terms and provisions of supplementary agreements which may be separately executed.

2. Administration. The Plan shall be administered by a committee appointed by the President of SNI (the “Committee”). The Committee shall consist of not less than three individuals and shall be chaired by the President of SNI. The President of SNI may, from time to time, remove members from, or add members to, the Committee. Vacancies on the Committee, howsoever caused, shall be filled by the President of SNI.

The Committee shall, from time to time, determine which key employees shall be granted an opportunity to purchase shares pursuant to this Plan. The Committee shall have the sole authority and power, subject to the express provisions and limitations of the Plan, to construe the Plan and to adopt, prescribe, amend and/or rescind rules and regulations relating to the Plan, and to make all determinations necessary or advisable for administering the Plan. The interpretation and construction by the Committee of any provisions of the Plan shall be final and conclusive, unless otherwise determined by the Board of Directors of SNI. No member of the Board of Directors or of the Committee shall be liable for any action or determination made in good faith with respect to the Plan.

3. Eligibility. The persons who shall be eligible to receive the opportunity to purchase shares under this Plan shall be such employees of SNI as the Committee shall select from time to time. No person shall be eligible to receive more shares under this Plan than as recommended for by the Committee.

4. Stock. The stock sold pursuant to this Plan shall be shares of authorized but unissued, or reacquired, SNI Class B Common Stock. All shares acquired pursuant to this Plan shall be free of any rights of preemption under state law.

5. Rights as Shareholder. Owners of shares acquired pursuant to this Plan shall be entitled to all the rights and privileges pertaining to the ownership of SNI Class B Common Stock as established by the Articles of Incorporation and By-Laws of the Company.

6. Terms and Conditions of Purchases under the Plan. The opportunity to purchase shares pursuant to this Plan shall be authorized by the Board of Directors and shall be evidenced by notices which contain such terms and conditions and are in such form as the Committee may, from time to time, recommend and the Board of Directors shall, from time to time, approve.

7. [Reserved]

8. [Reserved]

9. [Reserved]

10. [Reserved]

11. [Reserved]

12. [Reserved]

13. [Reserved]

(b) The Price referred to in Section 9(b) of this Plan shall be the Book Value of the shares at the beginning of the year of the calendar year following the date of death of the employee.

(c) Except as otherwise provided in Section 12, the Terms of payment shall be cash or, at the option of SNI, in level installments over a period not to exceed 10 years, with interest each year at the current rate paid on passbook savings at the Peoples Marine Bank in Green Bay, Wisconsin. If the installment option is elected by SNI, the first payment shall be due one year after the event which occasions the purchase by SNI.

(d) The term “Book Value” means the consolidated book value per share of SNI Class B Common Stock as evidenced by the annual certified financial statements of SNI. If significant changes take place in SNI’s capital structure or if earnings and/or book value per share amounts are affected by changes in financial or accounting procedures or any other reason, the Committee may, at its discretion, revise the definition of Book Value per common share, or make any other change or adjustments to the provisions of this Plan, or take any other action it deems appropriate, to ensure that the intent of the Plan is carried out in the best interests of SNI and its shareholders. All determinations made by the Committee with respect to Book Value per share shall be binding and conclusive.

14. [Reserved]

15. [Reserved]

16. Indeminification of Committee. In addition to such other rights of indemnification as they may have as directors or as members of the Committee, the members of the Committee shall be indemnified by SNI against the reasonable expense, including attorneys’ fees actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by SNI) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee member is liable for negligence or misconduct in the performance of his duties; provided that within 60 days after institution of any such action, suit or proceeding a Committee member shall, in writing, offer SNI the opportunity, at its own expense, to handle and defend the same.

17. Termination or Amendment of the Plan. The Board of Directors of SNI may, insofar as permitted by law, from time to time, suspend or terminate the Plan or revise or amend it in any respect whatsoever except that, without approval of the SNI Class A common stock shareholders, no such revision or amendment shall change the designation of the class of individuals eligible to participate in this Plan, decrease the Price or alter the Terms at which SNI purchases such shares, or remove the administration of the Plan from the Committee.

18. Joinder Permissible. Persons who have acquired SNI Class B Common Stock shares pursuant to other stock purchase arrangements, or pursuant to no stock purchase plan, may adopt and agree to be bound by the terms and provisions of this Plan with respect to such shares. Such joinder agreement shall operate to substitute the provisions of this Plan for any redemption agreement, buy-back agreement, or any other agreement then applicable to such shares owned by such person. Such joinder shall be accomplished through the execution of an agreement between SNI and such person and the substitution of stock certificates held by such person with stock certificates containing the legends required by this Plan.

19. Application of Funds. The proceeds received by SNI from the sale of Class B Common Stock pursuant to this Plan will be used for general corporate purposes.

20. No Obligations Imposed. Nothing contained in this Plan shall be construed to be evidence of any agreement or understanding, express or implied, that SNI will employ any employee in any particular position or at any particular rate of remuneration and shall in no way limit SNI’s right to terminate any employee’s employment with SNI at any time.

21. Notice. Notices required hereunder to the Committee shall be addressed to:

The Employee Stock Purchase Plan Committee

Schneider National, Inc.

P.O. Box 2545

Green Bay, WI 54306

Attention: Donald J. Schneider

22. Gender. As used herein, the masculine pronoun or possessive adjective shall be deemed to include the feminine.

23. Effective Date. This Plan shall be effective on the date approved by a majority of the Class A common stock shareholders of SNI.

Dates of Class A Common Stock Shareholder Approval: February 1, 1985

                                                                                              March 17, 2017, as amended